EXHIBIT 99.2

                                  CONTACT:      SMTEK INTERNATIONAL, INC.
                                                Rick Vitelle
                                                805/376-2595, ext. 142
FOR IMMEDIATE RELEASE                         or
                                                FOLEY/FREISLEBEN LLC
                                                John Foley
                                                213/892-6322


                       SMTEK INTERNATIONAL ACQUIRES
                          SAN DIEGO EMS COMPANY
                       ----------------------------

     THOUSAND OAKS, California (February 3, 1999) - SMTEK International, Inc. (NYSE: SMK) today announced that it has completed the acquisition of Technetics, Inc., an electronics manufacturing services (EMS) provider located in San Diego, California for consideration of cash and notes payable. Technetics, which is an ISO 9002 registered facility, provides full turnkey box build production and surface mount technology capabilities to high-end commercial and military customers. SMTEK has appointed Michael E. Perry, an industry veteran, to the post of president of the newly-acquired company.

     Gregory L. Horton, chairman and chief executive officer of SMTEK International stated: "The acquisition of Technetics represents an important strategic move because it will enable SMTEK to better serve the San Diego area, which is a hotbed of high-complexity, high-mix work. Technetics will become a SMTEK Express Services center providing quick-turn and production manufacturing services to OEMs in San Diego County and Orange County."

     Horton continued, "SMTEK's Thousand Oaks operation will enhance Technetics' complement of services by providing additional engineering, test and design capabilities. Other expected synergies from adding Technetics to the SMTEK family include increased purchasing power and
improved business systems such as enterprise resource planning.   This
acquisition is an excellent fit with our goal of creating a global network of EMS providers."

     Headquartered in Thousand Oaks, California, SMTEK International, Inc. is an EMS provider serving original equipment manufacturers (OEMs) in the computer, telecommunications, instrumentation, medical, industrial and aerospace industries. The Company also fabricates multilayer printed circuit boards (PCBs) for use in the computer, communications and instrumentation industries. The Company's four EMS operations are located in Thousand Oaks, San Diego, Fort Lauderdale and Northern Ireland. Its PCB facilities are located in Northern Ireland.

     Certain statements made above are forward-looking in nature and reflect SMTEK's current expectations and anticipated future plans. Such statements involve various risks and uncertainties that could cause actual results to differ materially from those forecast in the statements. Factors that might cause such differentiation would include, without limitation, the factors described as "Risk Factors" in the Company's Registration Statement on Form S-3 (No. 333-62621) on file with the Securities and Exchange Commission.